September 2021

Dear Don,

Congratulations on your promotion as Chief Financial Officer. A personalized compensation statement with your compensation history, inclusive of your current and new FY'22 compensation package is provided on the following page.

In our pay for performance environment, ADP aims to recognize and reward the contributions of associates based on individual and business results. Remember, the pay components on this statement are only a portion of your overall competitive and comprehensive total rewards package with ADP which also includes your benefits, vacation, holidays and much more.

I encourage you to take some time to review this statement and let me know if you have any questions. You can also reach out to [Associate] at [telephone number] with any specific questions on the compensation programs. Again, I want to thank you for your contributions to the success of ADP.

Sincerely,

Carlos

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Don McGuire

A Look at Your Current Compensation (1)

		Fiscal Year	Fiscal Year	Fiscal Year
		2021	2022 (Current)	2022 (New)
	Grade	O3	O3	O3
(1)	Base Salary (2)	$566,500	$583,500	$823,515
(2)	Target Bonus (3)
	% of Salary	80%	80%	150%
	$ Amount	$453,200	$466,800	$1,235,273
(3)	Total Cash Compensation (1) + (2)	$1,019,700	$1,050,300	$2,058,788
(4)	Performance Stock Units (4)	$1,110,900	$1,241,607	$3,268,719
(5)	Stock Options (4)	$476,100	$532,117	$532,117
(6)	Total Equity Grant Value (4) + (5)	$1,587,000	$1,773,724	$3,800,836
(7)	Total Direct Compensation (3) + (6)	$2,606,700	$2,824,024	$5,859,624
(8)	Special Stock Award (5)			$2,660,490
	% Increase		8.3%	107.5%
(1) Compensation for all fiscal years is reflected in CAD. FY’21 values are as presented on the FY’21 compensation statement. FY’22 equity values have been converted from USD to CAD and are based on an FX rate of 1.2669 as of September 8, 2021.

(2) New FY’22 salary is effective October 1, 2021.

(3) New FY’22 bonus target is effective October 1, 2021 and FY’22 bonus target will be prorated for 3 months at 80% and 9 months at 150%.

(4) FY’22 PSUs and stock options reflect annual equity award of USD 1,400,000 granted on September 1, 2021. The new FY’22 equity grant value reflects an incremental PSU award of USD 1,600,000 to be granted on October 1, 2021 and will have the same terms as the PSUs granted on September 1, 2021.

(5) Special stock award value shown is in CAD and the value to be granted on October 1, 2021 is USD $2,100,000 in the form of time-based restricted stock units, vesting 50% on the first anniversary and 50% on the second anniversary of the grant date.

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ATTACHMENT A

International Transfer

Congratulations on your international transfer to the United States. Please note this addendum is pursuant to the terms and conditions set forth in your promotion letter. The listed benefits are available for your use for one (1) year from your relocation date to the United States.

Transfer to Host Country Employment
When you transfer to the United States, which is anticipated to occur prior to the end of this fiscal year pending receipt of your United States work authorization and considering any COVID-19 related delays, your employment in Canada will be terminated in Canada and any existing Canada employment contract will be cancelled. You will no longer be eligible for compensation, allowances and benefits, including health insurance and retirement plans, in your home country and instead you will be subject to the employment practices in the United States.

Benefits
As part of your compensation package, you will be eligible to participate in the ADP United States Benefits Programs. Our Total Rewards Health Benefits Manager will provide more detail on these programs.

Service Date
Your service date of August 4, 1998 will be maintained as your most recent employment date with ADP.

Vacation, Holidays and Time Off
Your current annual vacation allotment will be commensurate with your tenure continuing as 30 days. Public holidays and personal time off will be provided based on the local practice in the United States.

Please speak with your home country HR regarding how any unused vacation days will be handled following your termination from home country employment.

Immigration
ADP will cover the customary costs to obtain the appropriate work and residence authorizations for you and your spouse. ADP will assign a Company-approved immigration provider to support the application process prior to your localization. It is advised that you complete the required forms and paperwork needed for such applications as soon as possible.

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Permanent Work Sponsorship
If desirable and available, ADP will provide support through a designated immigration provider to help you secure permanent residence status.

Global Mobility Benefits
You will be eligible for the following localization benefits:

Tax Filing Assistance
To assist you with the tax preparation process, ADP will offer you the services of a Company-designated global tax provider for tax returns in Canada, the UK, and the United States for the tax years related to your expatriate assignment (which includes all years where equity was granted while you were on an expatriate assignment). ADP will tax equalize where appropriate for certain equities that were granted during the course of your expatriate assignments in the UK and Singapore.

It is strongly recommended that you have a Company-paid consultation with the tax provider prior to your transfer. You are responsible for providing an accurate and comprehensive annual tax organizer in a timely manner to the tax provider. This will ensure that your tax returns are not late and will contain all required information for both your home and host countries.

Please note: ADP shall bear no liability for your failure(s) to deliver timely and accurate information and documentation to the tax provider and any tax liability stemming from such failure(s); provided, however, ADP will reimburse you for any penalties, interest, and cost of amending tax returns, which may occur, pursuant to an audit covering the years you are on assignment as it relates to employee compensation or your assignment. Notwithstanding the foregoing, ADP shall bear no liability for any unreported/misreported income attributable to associate-induced error.

Lease Break Penalty
If you relocate prior to your UK lease end date and you incur a lease break penalty on your primary residence in the UK, you may submit the penalty (up to two (2) months’ rent) for reimbursement. You will need to provide a copy of your lease and a letter from your landlord documenting the termination cost.

Automobile Disposition
ADP will pay for either the lease cancellation fee or loss on car sale for one (1) car up to GBP 6,380. Eligible supporting documentation as described by your Global Mobility Manager must be provided. The sale must be at “arm’s length” to a recognized car dealer (for example, car sales to relatives will not be considered, but you could sell to a local car dealer or car resale company).

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House Hunting Trip
You and your spouse are eligible for one house hunting trip to your new work location to tour the host city and appropriate housing. Your Global Mobility Manager will communicate the length of the trip to you. ADP will cover transportation to/from the airport in the home and host countries, round-trip business class airline tickets, lodging and car rental in the host country, and reimbursement of meals up to USD 60 per person, per day.

Departure Assistance in the UK
You will receive assistance from a relocation provider in the UK to help with terminating your current lease including serving notice to the landlord, closing out utilities, preparing for vacancy and arranging for the refund of your security deposit.

Destination Services
You will be provided with three (3) days of support from a Company-designated Destination Services Provider (DSP) in the United States. They will assist you in locating an appropriate rental property in the host location and negotiating your lease. They will provide settling-in support to help you with activities such as setting up a bank account, applying for a Tax ID number and driver’s license, connecting your rental home utilities, etc.

Accommodation Closing Costs
ADP will pay reasonable and customary non-recurring, closing costs associated with the purchase of a home in your new work location. This benefit is subject to ADP’s preferred home purchase guidelines. Your Global Mobility Manager will provide more information regarding this program. Please do not contact any realtors or mortgage providers directly.

Before purchasing a home, it is recommended that you speak with your personal financial and tax advisor to understand the considerations associated with buying real estate in a foreign country.

Rental Commission
If you choose to rent when you first arrive in the United States, ADP will cover the customary and reasonable finder’s fee/broker’s commission on your rental housing. If you subsequently move to another rental home, you will be responsible for any further finder’s fee/broker’s commission.

If you choose to purchase and move to a new home in your new work location within one (1) year of your transfer date, ADP will pay for a local shipment of your household goods.

Lease Review
ADP will cover the one-time cost (not to exceed the equivalent of USD 1,000) for a real estate attorney to review your US rental lease prior to signing.

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Household Goods Shipment
Your Global Mobility Manager will assign a Move Manager to coordinate your household goods shipment. ADP will assume the normal costs of packing, shipping, and unpacking of essential household goods and personal effects, subject to ADP move guidelines.

Air Shipment
ADP will cover the cost of one (1) air shipment in a “LDN” air container, 94.5 CF gross (holds ~500-625 pounds) in order to provide you with essential items before the arrival of your sea shipment. Due to carrier-imposed size and weight restrictions, ADP will not pay the cost to air ship bulky or excessively heavy items including, furniture, appliances, etc. Air shipments typically take from two to three (2-3) weeks to arrive (this timeframe should be considered as an estimate given the impact of the COVID Pandemic).

When air shipments are estimated at 150 pounds or less, you should consider taking the goods on the plane and checking them as baggage. ADP will reimburse reasonable checked baggage fees.

Sea Shipment
All goods being transported via sea shipment will be export wrapped and transported in a forty (40) foot “container” on a freight ship. Sea shipments, depending on the destination, typically take from six to eight (6-8) weeks from origin until delivery at destination (note: this timeframe should be considered as an estimate given the impact of the COVID Pandemic).

Ground Shipment of Goods Stored in Canada
ADP will pay to ship your goods, currently held in storage in Canada, to your new work location.

ADP will cover the cost of packing and loading of household goods, a ground shipment, a sea shipment and an air shipment of essential personal belongings, moving insurance, delivery, unpacking and uncrating at the destination.

Final Move
For your final move to the United States, ADP will cover the costs of business class airfare, lodging, transportation to and from the airport, and meals of USD 60/day/person for up to 4 weeks for you and your spouse.

Airline reservations should be made at least fourteen (14) days in advance of departure through the ADP US Travel Department. Please direct bill where possible and pay for any remaining expenses on your personal credit card. Reimbursement can be submitted through the Orion Global Mobility expense system.

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Temporary Housing
You will be provided with interim housing for up to 6-8 weeks or until your long-term accommodations are available, whichever is sooner. Your Global Mobility Manager will assist you in sourcing the temporary accommodations.

Temporary Car Rental
As determined by your Global Mobility Manager, ADP will pay for up to thirty (30) days of an interim car-rental.

Large Appliance Reimbursement
ADP will reimburse up to USD 5,000 for large appliances if not provided in the host country housing. This includes and is limited to a washer, dryer, refrigerator, microwave oven, stove, air conditioning unit, and dishwasher.

Cultural Coaching Sessions
You will receive cultural coaching from the Company’s designated provider. The provider will guide you through the program and online tool. To access the online tool, go to the Associate Portal / About Me / Learning & Performance / GoWorldwide (Cultural Awareness).

Miscellaneous Expense Allowance (MEA)
An allowance of USD 12,000, grossed-up, will be paid to you to cover miscellaneous expenses associated with your relocation. This allowance is designed to assist you with incidental costs that may be incurred as you move to the host country such as the purchase of small electrical appliances, mail forwarding, curtains, carpeting, driver’s license, pet vaccinations/boarding/crating, etc. These are just some examples and are not intended to be exhaustive.

Spousal Support
To help provide support for your spouse/partner, ADP will reimburse up to USD 5,000 for activities such as cooking classes, yoga instruction, educational courses, etc. For example, if your spouse is eligible to work in the United States, the allowance can be used for a third-party company that specializes in spousal career counseling.

Travel from the UK to Canada
You and your spouse will be eligible for one (1) round-trip flight to travel from the UK to Canada prior to your transfer to the US. ADP will provide business class flights, car service to and from the airport, car rental, up to five (5) nights of lodging, and meals of USD 60/day/person. Please book your travel through the ADP US Travel Department.

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This trip counts against your vacation time and should be scheduled with your manager. The days you take off will be considered vacation and/or personal days. Host country holidays that fall during the period of home leave will not count as days used.

Non-Accompanying Dependent Home Leave
Your two (2) children are entitled to one (1) business class round-trip airfare to visit you in the United States to be completed within one (1) year of your relocation.
Airline reservations should be made at least fourteen (14) days in advance of departure through the ADP US Travel Department. Please direct bill the airfare where possible. Reimbursement can be submitted through the Global Mobility expense system.
Repayment Agreement
A signed repayment agreement will be required indicating that you will repay your localization costs should you voluntarily leave ADP or are terminated for cause within one (1) year of your relocation date.

Please note that these benefits are contingent upon continuous employment with ADP. If you should voluntarily resign your employment with ADP or be terminated for cause, you will not be eligible for these benefits.

This attachment provides in writing the terms of your international transfer that have been discussed with you. I encourage you to review its contents very carefully and ask [Associate] or me for clarification on any topics that remain unclear. Please acknowledge your acceptance of the terms of this letter by signing below and returning the signed copy as directed. Please retain the original for your reference.

Don, your contributions to the business are greatly appreciated and we look forward to your transfer to the United States.

Sincerely,

/s/Sreeni Kutam        October 25, 2021
Sreeni Kutam         Date

/s/ Donald McGuire        October 26, 2021
Donald McGuire        Date

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